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                                                                     EXHIBIT 5.1
                                    B/422/65
                            Tel-Aviv, July 25, 2000



BackWeb Technologies Ltd.
3 Abba Hillel Silver Street
Ramat Gan
Israel



Ladies and Gentlemen:


     We refer to the registration statement on Form S-3 (the "Registration Statement"), initially filed by BackWeb Technologies Ltd. ( the "Company") on July 14, 2000 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the offering by the Selling Shareholders described in the Registration Statement of up to an aggregate of 704,408 Ordinary Shares, nominal value NIS 0.03 per share, of the Company, consisting of (i) up to 146,479 Ordinary Shares, nominal value NIS
0.03 per share, of the Company that are held by certain of the Selling Shareholders (the "Outstanding Shares"), (ii) up to 557,929 Ordinary Shares, nominal value NIS 0.03 per share, of the Company, that may be issued to certain of the Selling Shareholders upon the conversion of their exchangeable shares of BackWeb Canada, Inc. (the "Conversion Shares" and, together with the Outstanding Shares, the "Shares").

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        As special Israeli counsel to the Company in connection with the offering of the Shares pursuant to the Registration Statement, we have examined such corporate records and documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. We are passing solely upon the validity of the Shares to the extent expressly stated below, and are not opining as to any other matter relating to the Registration Statement.

        Upon the basis of such examination, we are of the opinion that:

                1. The Outstanding Shares to be offered by certain of the Selling Shareholders are legally and validly issued, fully paid and non-assessable; and

                2. The Conversion Shares to be offered by certain of the Selling Shareholders are duly and validly authorized and, when issued by the Company upon conversion of the exchangeable shares and in the manner contemplated thereby, will be legally and validly issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement and elsewhere in the Registration Statement and Prospectus.


                                        Very truly yours,

                                        /s/ NASCHITZ, BRANDES & CO.
                                        -----------------------------------
                                        Naschitz, Brandes & Co.